Power of Attorney

     Each person whose signature appears below on this Amendment to Registration Statement hereby constitutes and appoints Mark N. Jacobs, James Windels, Michael A. Rosenberg, Steven F. Newman, Robert Mullery and Jeff Prusnofsky and each of them, with full power to act without the other, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grating unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/Stephen E. Canter	President and Principal	January 23, 2003

STEPHEN E. CANTER	Executive Officer

/s/James Windels	Treasurer (Principal Financial	January 23, 2003

JAMES WINDELS	and Accounting Officer)

/s/Joseph S. DiMartino	Chairman of the Board	January 23, 2003

JOSEPH S. DIMARTINO

/s/Lucy Wilson Benson	Board Member	January 23, 2003

LUCY WILSON BENSON

/s/Clifford L. Alexander, Jr.	Board Member	January 23, 2003

CLIFFORD L. ALEXANDER, JR.

/s/David W. Burke	Board Member	January 23, 2003

DAVID W. BURKE

/s/Whitney I. Gerard	Board Member	January 23, 2003

WHITNEY I. GERARD

/s/Arthur A. Hartman	Board Member	January 23, 2003

ARTHUR A. HARTMAN

/s/George L. Perry	Board Member	January 23, 2003

GEORGE L. PERRY

Document1-023/004